Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

August 28, 2026

The Board of Directors

Adial Pharmaceuticals, Inc.

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

Re:	Adial Pharmaceuticals, Inc.—Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an aggregate of 2,042,845 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of the following: (i) 1,177,782 shares of Common Stock issuable upon exercise of options issued under the Azora Therapeutics, Inc. 2017 Equity Incentive Plan (the “2017 Azora Plan”); and (ii) 865,063 shares of Common Stock issuable upon the exercise of options granted as inducement awards (the “Inducement Awards”. Options outstanding under the 2017 Azora Plan were assumed by the Company in connection with its merger with Azora Therapeutics, Inc., effected pursuant to that certain Agreement and Plan of Merger, dated June 11, 2026, by and among the Company, Adial Merger Sub I, Inc., Adial Merger Sub II, LLC, and Azora.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

Based upon, and subject to, the foregoing, it is our opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and for the consideration contemplated by the 2017 Azora Plan or the Inducement Awards, as applicable, and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	This opinion is limited to the laws of the State of Delaware.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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